Exhibit 4.79

FIRST AMENDMENT TO FIRST AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

This Amendment to the First Amended and Restated Shareholders Agreement (this “Amendment”), dated as of June 14, 2011, is by and among China Digital TV Holding Co., Ltd., Beijing Novel-Super Digital TV Technology Co., Ltd. (formerly known as Beijing Novel-Tongfang Digital TV Technology Co., Ltd.), China Cast Investment Holdings Limited, Mr. Zhu Jianhua, Mr. Lu Zengxiang, SB Asia Infrastructure Fund L.P., Capital International Private Equity Fund IV, L.P., CGPE IV, L.P., Smart Live Group Limited, Polar Light Group Limited, and Big Advance Group Limited.

Whereas, the parties hereto entered into a Shareholders Agreement on May 8, 2007, which was amended and restated by the First Amended and Restated Shareholders Agreement, dated as of September 13, 2007 (as amended and restated, the “Shareholders Agreement”); and

Whereas, the parties hereto wish to make certain amendments to the Shareholders Agreement as set forth below.

Now, therefore, the parties hereto hereby agree as follows:

SECTION 1. AMENDMENTS

1.1	The Shareholders Agreement is hereby amended by this Amendment by deleting Section 11 of the Shareholders Agreement and replacing it in its entirety with the following:

“The rights to cause the Company to Register securities granted under Sections 7 and 8 of this Agreement and to receive notices pursuant to Section 8 of this Agreement, shall terminate, with respect to each Holder, on June 14, 2015.”

1.2	The parties agree to be bound by the Shareholders Agreement as amended by this Amendment.

SECTION 2. REPRESENTATIONS AND WARRANTIES

Each party hereto hereby represents and warrants to each of the other parties that it has full legal right and requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform fully its obligations under this Amendment and the Shareholders Agreement as amended by this Amendment. When executed and delivered by the parties hereto, this Amendment shall constitute a valid and binding agreement of such party, enforceable against such party in accordance with its terms.

SECTION 3. MISCELLANEOUS

3.1	Capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Shareholders Agreement.

3.2	This Amendment shall not constitute an amendment or waiver of any other provision of the Shareholders Agreement not expressly referred to herein. Except as expressly amended hereby, the provisions of the Shareholders Agreement are and shall remain in full force and effect. This Amendment and the Shareholders Agreement shall be read as and shall constitute one document.

3.3	Section 24 (Miscellaneous) of the Shareholders Agreement is incorporated into this Amendment by reference and shall apply mutatis mutandis to this Amendment.

3.4	This Amendment shall become effective as of the date hereof.

[Signature Page Follows]

In witness whereof, the parties have caused this Amendment to be executed as of the date and year first written above.

CHINA DIGITAL TV HOLDING CO., LTD.

By:	/s/ Zhenwen Liang
Name:	Zhenwen Liang
Title:	Chief Financial Officer

BEIJING NOVEL-SUPER DIGITAL TV TECHNOLOGY CO., LTD.

By:	/s/ Jianhua Zhu
Name:	Jianhua Zhu
Title:	Legal Representative

CHINA CAST INVESTMENT HOLDINGS LIMITED

By:	/s/ Jianhua Zhu
Name:	Jianhua Zhu
Title:

MR. ZHU JIANHUA

/s/ Jianhua Zhu

MR. LU ZENGXIANG

/s/ Zengxiang Lu

SB ASIA INFRASTRUCTURE FUND L.P.

By:	/s/ Andrew . Y . Yan
Name:	Andrew . Y . Yan
Title:

CAPITAL INTERNATIONAL PRIVATE EQUITY FUND IV, L.P.

By:	/s/ Nelson N. Lee
Name:	Nelson N. Lee
Title:	Authorized Signatory

CGPE IV, L.P.

By:	/s/ Nelson N. Lee
Name:	Nelson N. Lee
Title:	Authorized Signatory

SMART LIVE GROUP LIMITED

By:	/s/ Jianhua Zhu
Name:	Jianhua Zhu
Title:

POLAR LIGHT GROUP LIMITED

By:	/s/ Zengxiang Lu
Name:	Jianhua Zhu
Title:

BIG ADVANCE GROUP LIMITED

By:	/s/ Wei Guo
Name:	Wei Guo
Title: